Exhibit 99.1
     DALLAS, JAN. 5, 2007 — Vought Aircraft Industries, Inc. today announced it has hired Keith Howe as chief financial officer (CFO), effective Jan. 16.
     Howe will be responsible for all of Vought’s financial and business management functions, including creation and implementation of financial strategy, control and accounting, treasury, risk management and insurance, budgets, and financial and economic planning and analysis.
     Howe joins Vought from BAE Systems’ Armament Systems Division in Minneapolis, the leading source of major caliber gun system solutions for the U.S. armed forces, and a key supplier of launching systems for the U.S. Navy. Since January 2002, he served as its president and general manager. Before his general manager assignments, he was the division’s controller and contracts director.
     Prior to BAE Systems, Howe held a series of senior financial positions of increasing responsibility with United Defense Industries (UDI) and its predecessor company, FMC Corp. He was the Bradley Fighting Vehicle business and contracts manager for United Defense Industries (UDI) in San Jose, Calif., and was the CFO of UDI’s joint venture FNSS in Anakara, Turkey. BAE Systems acquired UDI in 2005.
     “Keith is an excellent fit for Vought,” said Elmer Doty, Vought president and chief executive officer. “He’s a proven leader with an extensive background in executive and financial management, as well as operations and planning within the defense manufacturing industry. His unique blend of experience complements our current financial leadership team and will be very valuable in his CFO role, as we face the challenges of the next few years.”
     Howe, 49, attended the U.S. Air Force Academy and earned a bachelor’s degree in accounting from the University of Minnesota. He received his master’s degree in business administration from the College of St. Thomas in St. Paul, Minn.
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales in excess of $1.3 billion and about 5,900 employees in nine U.S. locations.